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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Centrus Energy Corp

(Name of Issuer)

Common Stock

(Title of Class of Securities)

15643U104

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 479,962 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 479,962 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 479,962 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 210,127 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 210,127 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,127 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 210,127 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 210,127 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,127 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 210,127 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 210,127 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,127 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 210,127 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 210,127 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,127 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (See item 4)
12	TYPE OF REPORTING PERSON* CO

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 87,226 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 87,226 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,226 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 87,226 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 87,226 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,226 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 87,226 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 87,226 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,226 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 87,226 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 87,226 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,226 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (See item 4)
12	TYPE OF REPORTING PERSON* CO

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,191 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,191 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,191 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,191 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,191 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,191 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,191 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,191 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,191 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 120,191 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 120,191 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,191 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (See item 4)
12	TYPE OF REPORTING PERSON* CO

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,418 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,418 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,418 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,418 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,418 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,418 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,418 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,418 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,418 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,418 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,418 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,418 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* CO

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

Item 1.

(a)	Name of Issuer

Centrus Energy Corp

(b)	Address of Issuer’s Principal Executive Offices

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817

Item 2.

(a)	Name of Person Filing

This statement is filed by:

(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

(ii)	Whitebox Multi-Strategy Advisors, LLC, a Delaware limited liability company (“WMSA”);

(iii)	Whitebox Multi-Strategy Partners, L.P., a British Virgin Islands limited partnership (“WMSP”);

(iv)	Whitebox Multi-Strategy Fund, L.P., a Delaware limited partnership (“WMSFLP”);

(v)	Whitebox Multi-Strategy Fund, Ltd., a British Virgin Islands international business company (“WMSFLTD”);

(vi)	Whitebox Concentrated Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCCAA”);

(vii)	Whitebox Concentrated Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCCAP”);

(viii)	Whitebox Concentrated Convertible Arbitrage Fund , L.P., a Delaware limited partnership (“WCCAFLP”);

(ix)	Whitebox Concentrated Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCCAFLTD”);

(x)	Whitebox Credit Arbitrage Advisors, LLC, a Delaware limited liability company (“WCRAA”);

(xi)	Whitebox Credit Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCRAP”);

(xii)	Whitebox Credit Arbitrage Fund , L.P., a Delaware limited partnership (“WCRAFLP”);

(xiii)	Whitebox Credit Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCRAFLTD”);

(xiv)	Pandora Select Advisors, LLC, a Delaware limited liability company (“PSA”);

(xv)	Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“PSP”);

(xvi)	Pandora Select Fund, L.P., a Delaware limited partnership (“PSFLP”);

(xvii)	Pandora Select Fund, Ltd., a British Virgin Islands international business company (“PSFLTD”);

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WMSA, WMSFLP, WCCAA, WCCAFLP, WCRAA, WCRAFLP, PSA, and PSFLP is:

3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416

The address of the business office of WMSP, WMSFLTD, WCCAP, WCCAFLTD, WCRAP, WCRAFLTD, PSP, and PSFLTD is:

Appleby Corporate Services (BVI) Limited
Jayla Place, P.O. Box 3190
Road Town, Tortola, British Virgin Islands

(c)	Citizenship

WA, WMSA, WMSFLP, WCFLP, WCCAA, WCCAFLP, WCRAA, WCRAFLP, PSA, and PSFLP are organized under the laws of the State of Delaware; WMSP, WMSFLTD, WCCAP, WCCAFLTD, WCRAP, WCRAFLTD, PSP, and PSFLTD, are organized under the laws of the British Virgin Islands.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

15643U104

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act.

(b)	☐	Bank as defined in section 3(a)(6) of the Act.

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act.

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940.

(e)	☒	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

Item 4.	Ownership

(a)	Amount Beneficially Owned

WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 479,962 shares of Common Stock of the Company.

WMSA, is deemed to beneficially own 210,127 Shares of Common Stock of the company.

WMSP is deemed to beneficially own 210,127 shares of Common Stock as a result of its ownership of Common Stock of the company

WMSFLP is deemed to beneficially own 210,127 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WMSFLTD is deemed to beneficially own 210,127 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WCCAA, is deemed to beneficially own 87,226 Shares of Common Stock of the company.

WCCAP is deemed to beneficially own 87,226 shares of Common Stock as a result of its ownership of Common Stock of the company

WCCAFLP is deemed to beneficially own 87,226 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WCCAFLTD is deemed to beneficially own 87,226 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

WCRAA, is deemed to beneficially own 120,191 Shares of Common Stock of the company.

WCRAP is deemed to beneficially own 120,191 shares of Common Stock as a result of its ownership of Common Stock of the company

WCRAFLP is deemed to beneficially own 120,191 shares of Common Stock as a result of its ownership of Common Stock of the company

WCRAFLTD is deemed to beneficially own 120,191 shares of Common Stock as a result of its ownership of Common Stock of the company

PSA, is deemed to beneficially own 62,418 Shares of Common Stock of the company.

PSP is deemed to beneficially own 62,418 shares of Common Stock as a result of its ownership of Common Stock of the company

PSFLP is deemed to beneficially own 62,418 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

PSFLTD is deemed to beneficially own 62,418 shares of Common Stock as a result of its indirect ownership of Common Stock of the company

As a result of the relationship described in this statement, each of WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD, WCRAA, WCRAFLP, WCRAFLTD, PSA, PSFLP, and PSFLTD may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by each of WMSP, WCCAP, WCRAP, and PSP.

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD, WCRAA, WCRAFLP, WCRAFLTD, PSA, PSFLP, and PSFLTD each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WMSA,WMSP, WMSFLP, WMSFLTD, WCCAA, WCCAP, WCCAFLP, WCCAFLTD, WCRAA, WCRAP , WCRAFLP, WCRAFLTD, PSA, PSP, PSFLP, and PSFLTD are a group, or have agreed to act as a group.*

(b)	Percent of Class

WA beneficially owns 6.3 % of the company’s Common Stock.*

WMSA is deemed to beneficially own 2.8 % of the company’s Common Stock

WMSP is deemed to beneficially own 2.8 % of the company’s Common Stock

WMSFLP is deemed to beneficially own 2.8 % of the company’s Common Stock

WMSFLTD is deemed to beneficially own 2.8 % of the company’s Common Stock

WCCAA is deemed to beneficially own 1.2 % of the company’s Common Stock

WCCAP is deemed to beneficially own 1.2 % of the company’s Common Stock

WCCAFLP is deemed to beneficially own 1.2 % of the company’s Common Stock

WCCAFLTD is deemed to beneficially own 1.2 % of the company’s Common Stock

WCRAA is deemed to beneficially own 1.6 % of the company’s Common Stock

WCRAP is deemed to beneficially own 1.6 % of the company’s Common Stock

WCRAFLP is deemed to beneficially own 1.6 % of the company’s Common Stock

WCRAFLTD is deemed to beneficially own 1.6 % of the company’s Common Stock

PSA is deemed to beneficially own 0.8 % of the company’s Common Stock

PSP is deemed to beneficially own 0.8 % of the company’s Common Stock

PSFLP is deemed to beneficially own 0.8 % of the company’s Common Stock

PSFLTD is deemed to beneficially own 0.8 % of the company’s Common Stock

The percentage of Common Stock reportedly owned by each entity herein is based on 7,563,600 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on October 31, 2014.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

(ii)	Shared power to vote or to direct the vote

WA has shared voting power with respect to 479,962 shares of the Issuer’s Common Stock.

WMSA, WMSP, WMSFLP, and WMSFLTD have shared voting power with respect to 210,127 Shares of the Company’s Common Stock.

WCCAA, WCCAP, WCCAFLP, and WCCAFLTD have shared voting power with respect to 87,226 Shares of the Company’s Common Stock.

WCRAA, WCRAP, WCRAFLP, and WCRAFLTD have shared voting power with respect to 120,191 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 62,418 Shares of the Company’s Common Stock.

(iii)	Sole power to dispose or to direct the disposition of

0

(iv)	Shared power to dispose or to direct the disposition of

WA has shared voting power with respect to 479,962 shares of the Issuer’s Common Stock.

WMSA, WMSP, WMSFLP, and WMSFLTD have shared voting power with respect to 210,127 Shares of the Company’s Common Stock.

WCCAA, WCCAP, WCCAFLP, and WCCAFLTD have shared voting power with respect to 87,226 Shares of the Company’s Common Stock.

WCRAA, WCRAP, WCRAFLP, and WCRAFLTD have shared voting power with respect to 120,191 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 62,418 Shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐*.

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 15643U104	13G

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02/12/15
Date

/s/ Michael P. McCormick
Signature

Michael P. McCormick as Chief Financial Officer of Whitebox Advisors, LLC.
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)